Exhibit 99.1

	FOR:	Consolidated Graphics, Inc.

	CONTACT:	Jon C. Biro
Executive Vice President and
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Alexandra Tramont
FD
FOR IMMEDIATE RELEASE		(212) 850-5600
CONSOLIDATED GRAPHICS ANNOUNCES REVISED GUIDANCE FOR
FOURTH QUARTER 2009 RESULTS
HOUSTON, TEXAS — March 20, 2009 — Consolidated Graphics, Inc. (NYSE:CGX) today announced revised guidance for its fourth quarter ending March 31, 2009.
Based on current market conditions, the Company now expects fiscal fourth quarter revenues of between $240 – $250 million and diluted earnings per share for the quarter of between $0.05 – $0.15, before any impairment of goodwill or other long-lived assets that may result from the Company’s year-end impairment testing. This compares to revenue of $288 million and earnings of $1.15 per diluted share in the same quarter a year ago. Management’s previous expectation for revenues was $255 – $275 million and earnings of between $0.35 – $0.55 per diluted share. The Company’s same store sales, excluding the effect of election related business, are expected to decline between 20% – 25% for the March quarter, compared to management’s previously expected decline of 12% – 18%. The Company attributes the lower than previously expected results to the deepening recession and an increasingly competitive pricing environment.
“While we are disappointed with the projected results for the fourth quarter, a new forecast was required due to the impact of unprecedented macroeconomic conditions on the marketplace we serve,” commented Joe R. Davis, Chairman and Chief Executive Officer. “We are presently experiencing the worst overall business environment in commercial printing since the Company was founded in 1985, and while we believe we are maintaining our market share, we are also facing unprecedented pressure on margins due to the decline in demand and an extremely competitive marketplace. Many of our major customers have further cut their print budgets in response to sustained economic weakness. As a result, while a handful of our companies are still growing, most are seeing significant declines in customer demand. These revenue declines and the resulting impact on profitability are difficult to overcome even though many of our operating companies are generating relatively good results in today’s very challenging environment.”
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FOURTH QUARTER 2009 RESULTS
Mr. Davis continued, “We are pleased that we are maintaining a healthy balance sheet, and have reduced total debt, net of cash, by over $20 million so far during the March quarter. We have been and will continue to take steps to reduce our cost structure and in particular our labor expenses as a result of the decline in market demand. Over the longer-term we believe we are well positioned, with the leadership, financial strength and industry-leading product offerings necessary to manage through the current economic crisis and succeed in the recovery.”
Consolidated Graphics will host a conference call today, Friday, March 20, 2009, at 11:00 a.m. Eastern Time, to discuss its revised guidance for fourth quarter fiscal 2009. The conference call will be simultaneously broadcast live over the Internet on our website (www.cgx.com) and a subsequent archive of such call will also be available on our website.
Consolidated Graphics, Inc. (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 70 printing businesses strategically located across 27 states, Canada, and in Prague, we offer an unmatched geographic footprint, unsurpassed capabilities, and unparalleled levels of convenience, efficiency and service. With locations in or near virtually every major U.S. market, CGX provides service and responsiveness of a local printer enhanced by the economic, geographic and technological advantages of a large national organization.
Consolidated Graphics’ vast and technologically advanced sheetfed and web printing capabilities are complemented by the largest integrated digital footprint of any commercial printer in the U.S. By coupling North America’s most comprehensive printing capabilities with strategically located fulfillment centers and industry-leading technology, CGX delivers solutions that create a spectrum of value for customers. CGX offers the unique ability to respond to all printing-related needs no matter how large, small, specialized or complex. For more information, visit www.cgx.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in which the Company discusses factors it believes may affect its performance or results in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “forecast,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks, including those created by general market conditions, competition and the possibility that events may occur beyond the Company’s control, which may limit its ability to maintain or improve its operating results or financial condition or acquire additional printing businesses. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include, continuing weakness in the economy, financial stability of its customers, the sustained growth of its digital printing, the decline in election-related printing, its ability to adequately manage expenses, including labor costs, the unfavorable outcome of legal proceedings, the lack of or adequacy of insurance coverage for its business operations, the continued availability of raw materials at affordable prices and retention of its key management and operating personnel, satisfactory labor relations, the potential for additional goodwill impairment charges, its ability to identify new acquisition opportunities, negotiate and finance such acquisitions on acceptable terms and successfully absorb and manage such acquisitions in a timely and efficient manner, as well as other risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as filed with the Securities and Exchange Commission. You should pay particular attention to and review the important risk factors and cautionary statements described
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in the “Risk Factors” section, as well as the risk factors and cautionary statements described in the other documents the Company files or furnishes from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected.
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